Exhibit 10.2

Key Employee Compensation Recoupment Policy

The Board of Directors (the “Board”) of Safeguard Scientifics, Inc. (the “Company”) has determined that it is in the best interests of the Company to adopt a Recoupment Policy (the “Policy”) with respect to Equity Grants and Cash Incentive Awards (both as hereinafter defined) made or to be made to Key Employees (as hereinafter defined). This Policy is effective April 4, 2013.

For purposes hereof the following terms shall be defined as follows:

The term “Cash Incentive Awards” shall mean: a) any cash amounts awarded pursuant to the Company’s Management Incentive Plan or any successor annual bonus award program (“MIP”), or b) any other cash amounts awarded in the nature of a bonus, including, in either instance, any such amounts withheld for the payment of taxes, etc.

The term “Equity Grants” shall mean any stock grant, SAR, stock option, RSU, RSA or any other equity, equity-measured or equity-settled instrument issued by the Company directly to an employee of the Company whether issued pursuant to a formal equity incentive plan or otherwise. Such term shall not include any security of the Company purchased from the Company in a public offering or pursuant to a negotiated agreement between the Company, as the issuer, and the Key Employee. The term Equity Grant shall include any shares of Company common stock obtained by the Key Employee upon the exercise of a stock option; provided that, for purposes of this policy, the amount subject to reimbursement or forfeiture to the Company shall not include any consideration tendered by the Key Employee in connection with the stock option exercise.

The term “Key Employee(s)” shall mean 1) the named executive officers in the Company’s proxy statements from time to time, 2) other employees of the Company who hold the title of Vice President or above; and 3) the controller and assistant controller of the Company.  Whether a person is a Key Employee shall be determined as of: 1) the date of issuance/payment of a particular Cash Incentive Award or Equity Grant; 2) the date of the infraction causing the Company to seek a recoupment hereunder; and/or 3) the date recoupment is demanded, in the discretion of the Compensation Committee.

The terms and conditions of any Company MIP and/or equity incentive plan or employment agreement under which Cash Incentive Awards and/or Equity Grants may have been made or may be made by the Company to a Key Employee, as well as any certificate of grant or any option certificate, or issuance in connection with any such Cash Incentive Award or Equity Grant, shall be deemed to incorporate this Policy. Any Cash Incentive Award or Equity Grant made after the effective date hereof shall be deemed to be made subject to the condition that the Company’s rights of recoupment set forth in this Policy apply to any and all Cash Incentive Awards and Equity Grants made to the particular Key Employee whenever made.

Administration:  Other than as set forth herein, the Policy will be administered and enforced on behalf of the Company by the Compensation Committee of the Board (the “Compensation Committee”).  The Compensation Committee shall have sole and express discretionary authority to interpret and administer this Policy and to make all determinations with respect to the Policy in its sole discretion.  All determinations of the Compensation Committee shall be final and binding on all Key Employees and other persons.

Recoupment:  The Compensation Committee may require that any Key Employee forfeit or reimburse to the Company, all or part of an amount equal to the gross amount of any Cash Incentive Award awarded and/or paid to such Key Employee within  three (3) years of a Triggering Event (as defined below).

The Compensation Committee may require that any Key Employee forfeit back to the Company all or part of any Equity Grant (whether vested or not) made to the Key Employee within three (3) years of a Triggering Event.  In the event that the Key Employee has disposed of (or settled for cash in the case of an SAR, etc.) any such Equity Grant, the Committee may cause the Key Employee to deliver to the Company, in cash, a) an amount equal to any gain realized by the Key Employee related to such Equity Grant whether such gain was realized upon receipt of the grant or at a later date, including, but not limited to, the date of disposal; and b) the fair value of any such disposed Equity Grant (measured as of the date the Key Employee actually makes the required remittance back to the Company), the disposal of which occurred as a gift or otherwise without any consideration flowing to the Key Employee.

The term “Triggering Event” shall mean one or more of the following, as determined by the Board of Directors or the Compensation Committee, in its/their sole discretion:

1) It is determined a) that the Key Employee engaged in any fraud, misconduct, gross negligence or any ethical misconduct which ultimately resulted in a financial restatement by the Company, or any material adverse impact on the Company, and b) that the Key Employee received any Cash Incentive Award or Equity Grant from the Company, the payment/issuance of which was based in whole or in part on such actions of the Key Employee; or

2) It is determined that the Company’s financial statements or any other metric utilized, by the Compensation Committee to establish, in whole or in part, a Cash Incentive Award or Equity Grant made to the Key Employee, were inaccurate due, in whole or in part, to the fraud, misconduct, gross negligence or ethical misconduct of the Key Employee.

In the event that the Compensation Committee determines that a Key Employee should reimburse the Company for a payment, the reimbursement shall be made in such amount, in such form and at such time as determined by the Compensation Committee.  Without limiting the foregoing, and subject to applicable law, the Company shall have the right to withhold any such reimbursement amount from any compensation otherwise payable to the Key Employee.

General Rights:  This Policy shall not limit the rights of the Company to take any other actions or pursue other remedies that the Company may deem appropriate under the circumstances and under applicable law.  This Policy may be amended from time to time by the Board.   The exercise by the Company of its right under this Policy shall not be mandatory and the Company may choose to exercise its rights in a fashion it deems appropriate based on the specific circumstances of a given situation.  No failure on the part of the Company to act in any particular instance or within any particular time frame shall prejudice its rights hereunder.

This Policy shall not be deemed to affect or limit the Company’s obligations under any applicable law or regulation, including, but not limited to, the Sarbanes Oxley Act of 2002.

Adopted by the Board of Directors:  July 23, 2013